Exhibit 10.33

[Lawson Software Logo]

July 26, 1999

Mr. Bruce McTheeters

4920 Poppy Lane

Edina, MN 55435

Dear Bruce:

Lawson Software is pleased to offer employment to you as the Corporate Counsel with a semi-monthly starting salary of $8,333.34. In addition, you will be eligible to receive a $15,000.00 sign on bonus to be paid on the pay period following your start date. This position is classified as a full-time, regular, exempt position. Your employment start date is September 7, 1999.

You will receive our excellent benefits package upon employment. A summary is included for your review. Please note that you will be eligible to receive our medical, dental, disability and survivor benefits after one month of employment. You will also receive 50,000 stock options priced at the Fiscal Year 1999 ESOP valuation amount. After your start date, you will receive a Stock Option Agreement which details this further.

While your salary and benefits are important aspects of your employment, we want you to understand that this offer is not intended to be a contract of employment and may not be construed as such.  You are an employee-at-will and your employment is terminable at any time for any reason by either you or Lawson Software. You will receive a one year severance package, upon executing Lawson’s standard separation agreement, if you are terminated for any reason other than gross misconduct.

Lawson’s offer of employment is contingent upon your execution of the Employee Invention and Nondisclosure Agreement. A sample of this agreement is enclosed for your review. Any questions regarding the Trade Secret and Confidential Information Policy of Lawson Associates should be presented to the Human Resources Department prior to your employment. In accordance with the requirements set forth in the Immigration and Control Act of 1986, you must also submit documents certifying your right to work in the United States.

Bruce, as per our telephone conversation today, I believe this includes all of the items we discussed. Please feel free, however, to call me directly with any questions.

Sincerely,

/s/ M.E. Mike Milbrandt
Mike Milbrandt
Executive Vice President of Corporate Operations

MM/rlc